Exhibit 99.1

BTU International Reports Fourth Quarter and Fiscal Year 2008 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--February 24, 2009--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment for the alternative energy and electronics manufacturing markets, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth quarter net sales were $14.7 million, down 28.6 percent compared to $20.6 million in the preceding quarter, and down 19.6 percent compared to $18.3 million for the same quarter a year ago. Net loss for the fourth quarter of 2008 was $2.2 million, or a loss of $0.23 per basic share, compared to a net income of $0.7 million, or $0.07 per diluted share, in the preceding quarter, and compared to a net income of $0.6 million, or $0.06 per diluted share, in the fourth quarter of 2007.

Net sales for the year were $72.3 million, up 13.4 percent compared to $63.7 million for the year 2007. Net loss for 2008 was $1.1 million, or a loss of $0.12 per basic share, compared to a net income of $1.9 million, or $0.20 per diluted share, for the year 2007.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “In spite of the current global economic crisis, our alternative energy business continued to grow in 2008 with sequential quarterly revenue increases. Fourth quarter revenues were up by 20 percent over the third quarter. For the year, alternative energy revenues grew by almost 70 percent, representing approximately 28 percent of our overall systems business.

“On the other hand, our electronics assembly equipment business followed industry trends and declined by 45 percent in the fourth quarter as compared to the third quarter.”

BTU completed the year with a strong balance sheet. Cash flow for 2008 was a positive $2.4 million. At year end, the cash balance was $27.5 million, which the company believes will enable it to fund its growing alternative energy business.

Outlook

“During the past year,” said van der Wansem, “we made a strategic choice to embark on a program of investment in our alternative energy business. As a result, we are in the process of introducing several new products for the solar industry, targeting the production of both silicon based and thin-films based solar cells.

“As regards our electronics business, we expect that the first half of 2009 will be very challenging. This business, which is driven to a large degree by consumer spending, could be down by over 50 percent in 2009, impacting our top line and bottom line performance with losses expected in the first two quarters.

“We are encouraged by the initial reception of the upcoming new solar product introductions and the continuing growth of our solar business, and we are optimistic about achieving increased revenues during the year. As our alternative energy business grows to become the major part of our business, we expect to become profitable in the second half.

“BTU has been through difficult business environments before, and we’ve proven our ability to come out the other side stronger than ever.”

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the first quarter of 2009, in a conference call to be held today, February 24, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-548-7907. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through March 10, 2009, and can be accessed at this website or by phone at (888) 203-1112, passcode: 9920496.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains express or implied forward-looking statements regarding, among other things: (i) the company’s expectation of the adequacy of its cash balances to fund operating losses and make new investments, (ii) the company’s expectation of quarterly and fiscal year 2009 revenues and earnings, and (iii) and the company’s expectation for continued growth in its sales in the alternative energy market and the decline in sales in the electronics market. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of February 24, 2009, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net sales	$14,685	$18,267	$72,266	$63,723
Costs of goods sold	9,109	10,557	41,542	36,337

Gross profit	5,576	7,710	30,724	27,386

Operating expenses:

Selling, general and administrative	5,483	5,217	23,168	19,009
Research, development
and engineering	2,136	1,479	7,273	5,658

Operating income (loss)	(2,043)	1,014	283	2,719

Interest income	54	176	353	909
Interest expense	(160)	(152)	(697)	(602)
Other income (expense), net	463	39	42	(372)

Income (loss) before provision
for income taxes	(1,686)	1,077	(19)	2,654

Provision for income taxes	475	518	1,077	706

Net income (loss)	$(2,161)	$559	$(1,096)	$1,948

Income per share:
Basic	$(0.23)	$0.06	$(0.12)	$0.21
Diluted	$(0.23)	$0.06	$(0.12)	$0.20

Weighted average number of
shares outstanding:
Basic shares	9,381,263	9,332,354	9,375,398	9,296,935
Effect of dilutive options	-	192,235	-	247,529

Diluted shares	9,381,263	9,524,589	9,375,398	9,544,464

Note - The above expenses include:

Stock-based compensation expense	$350	$258	$1,182	$744

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
Assets	2008	2007

Current assets
Cash and cash equivalents	$27,464	$25,065
Accounts receivable, net	15,450	18,832
Inventories	19,044	16,891
Other current assets	909	787

Total current assets	62,867	61,575

Property, plant and equipment, net	6,886	5,536

Other assets, net	1,562	2,401

Total assets	$71,315	$69,512

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$290	$277
Trade accounts payable	5,058	5,645
Other current liabilities	7,399	5,088

Total current liabilities	12,747	11,010

Long-term debt, less current portion	8,988	9,267

Long-term liabilities	-	300

Total liabilities	21,735	20,577

Total stockholders' equity	49,580	48,935

Total liabilities and stockholders' equity	$71,315	$69,512

CONTACT:
Company Contact:
BTU International, Inc.
Tom Kealy, 978-667-4111
Vice President, CAO
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel